Exhibit 4.4

Pursuant to Instruction 4(a) to Form 20-F, certain identified information (marked by [***]) has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

CONTRACT FOR THE ESTABLISHMENT
OF AN INTERNAL CONSORTIUM
(“Consorzio ad attività interna”)

This Contract for the establishment of an internal consortium (“Consorzio ad attività interna”) (hereinafter “Contract”) is made this 23rd day of June, 2021 (the “Effective Date”) by and between

STMicroelectronics S.r.l., a company incorporated and existing under the laws of Italy, having its registered office at Via Camillo Olivetti n. 2, 20864, Agrate Brianza (MB), Italy, subject to the direction and coordination of the sole shareholder STMicroelectronics NV with registered office in Amsterdam (Netherlands), (hereinafter “ST”),

and

Tower Semiconductor Ltd., a company incorporated and existing under the laws of Israel, having its registered office at Ramat Gavriel Industrial Park, P.O. Box 619 Migdal Haemek, Israel (hereinafter “Tower”).

ST and Tower are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

a.            the Parties, directly or through their affiliates, have entered into a certain Non-Disclosure Agreement dated [xxx] (hereinafter “NDA”) in order to exchange confidential information for the purpose of evaluating potential strategic opportunities;

b.           in pursuing the above strategic opportunities, the Parties have started to discuss to collaborate in operating “R3” plant located within ST’s manufacturing site in Agrate Brianza, Italy (the “Project”) and to set up, for this purpose, a cost-pooling vehicle under the Italian legal form of an internal consortium (“Consorzio ad attività interna”) (hereinafter “Consortium”);

c.          further to the discussions above, the Parties entered into a non-binding Memorandum of Understanding on [***] to confirm certain of their non-binding understandings and general intentions, and to pursue their discussions and negotiations, in connection with the Project (hereinafter “MoU”);

d.            in pursuance of the MoU, the Parties now wish to enter into a legally binding agreement for the establishment of the Consortium in accordance with the terms and conditions hereof.

IT IS HEREBY UNDERSTOOD AND AGREED AS FOLLOWS:

ARTICLE 1 – DEFINITIONS AND INTERPRETATIONS

1.1          Defined Terms. Capitalized terms shall have the meanings attributed next to them in this Contract.

1.2          Interpretation. The following provisions shall apply in connection with the interpretation of this Contract:

1.2.1	Unless stated otherwise, any reference herein to Articles, Sections or Annexes refers to Articles or Sections of or Annexes to this Contract.

1.2.2	The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Contract, shall refer to this Contract as a whole and not to any particular provision of this Contract.

1.2.3	All Annexes form an integral part of this Contract and are equally binding herewith. Any reference to this Contract shall include such Annexes.

1.2.4
Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).  Any references to a statutory provision shall include any rules or regulations under such statutory provision.

1.2.5	The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

1.2.6	The descriptive headings contained in this Contract are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Contract.

1.2.7
Any reference in this Contract to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any date provided for in this Contract falls on a Friday, Saturday, Sunday or legal holiday in Italy or in Israel, such date shall be deemed extended to the next business day. For the purpose of this Contract “business day” means a day that is not a Friday, Saturday, a Sunday or a legal holiday in Italy or in Israel.

1.2.8
Words, expressions, and phrases of a technical nature that are not otherwise defined herein, shall be interpreted under the recognized and well known technical and trade meaning used in the semiconductor industry.

ARTICLE 2 – OBJECT OF THE CONTRACT

2.1          Italian company. Tower shall set up and establish a company totally owned by Tower, registered in and existing under the laws of Italy, (hereinafter “NewItCo”) by December 31, 2021 (hereinafter the “Deadline”).

2.2          Consortium. The Parties agree that ST and NewItCo shall constitute a Consortium in accordance with articles 2602 et seq. of the Italian Civil Code and shall sign the consortium agreement in the form attached hereto as Annex 1 (hereinafter “Consortium Agreement”), which the Parties negotiated and agreed as final. Tower shall immediately notify in writing ST as soon as NewItCo is validly established. The Consortium Agreement will be signed by ST and NewItCo within 21 days from such notification.

2.3          Liability. Tower shall cause NewItCo to sign the Consortium Agreement in accordance with Article 2.2. Tower’s failure to establish the NewItCo in accordance with Section 2.1 by the Deadline or NewItCo’s failure to sign the Consortium Agreement in accordance with Section 2.2 will constitute a Tower’s breach of this Contract. ST's failure to sign the Consortium Agreement in accordance with Section 2.2 will constitute ST's breach of this Contract.

ARTICLE 3 – CONFIDENTIALITY

The Parties agree that they shall not disclose and shall keep confidential any information furnished to them by the other Party in connection with the Project, all as further set forth in the NDA, which is in any case deemed to be and remain effective during the term of this Contract as well as thereafter to the extent so provided in the NDA. The Parties also agree that they shall not disclose the existence, conduct or status of negotiations and actions contemplated in this Contract to any third party without the prior written consent of the other Party.

ARTICLE 4 – TERM AND TERMINATION.

4.1          Term. This Contract shall become effective on the Effective Date and shall automatically terminate on the earlier of January 21, 2022 or the date of execution of the Consortium Agreement, unless extended by written agreement or terminated by either Party pursuant to Section 4.2.

4.2          Termination.

4.2.1       Termination by ST. ST may terminate this Contract with immediate effect upon written notice of termination to Tower if:

(i)	Tower becomes Insolvent;

(ii)	Tower is in breach of this Contract pursuant to Section 2.3.

4.2.2        Termination by Tower. Tower may terminate this Contract with immediate effect upon written notice of termination to ST if:

(i)	ST or STMicroelectronics NV becomes Insolvent;

(ii)	ST is in breach of this Contract pursuant to Section 2.3.

4.2.3 Withdrawal. Pursuant to section 4.2.5 either Party may withdraw from this Contract if the other Party (or, in ST's case also its holding company STMicroelectronics N.V. (“ST NV”)) is subject to a Change of Control.

4.2.4 For the purposes of this Section 4.2:

“Insolvent” means, in respect of a Party, where that Party: (i) passes a resolution for its winding up; (ii) is subject to an order or notice issued by a court or other authority of competent jurisdiction for its winding up or striking off; (iii) enters administration for its winding up at any court; (iv) is subject to, a company voluntary arrangement or a composition with its creditors generally; (v) has a receiver or a provisional liquidator appointed or a person becomes entitled to appoint a receiver or provisional liquidator over any of its assets, undertaking or income; (vi) suspends or ceases to carry on all or a substantial part of its business; (vii) admits inability to pay its debts or is deemed unable to pay its debts; (viii) any act is done or event occurs which (under applicable laws) has a similar effect to these foregoing acts or events; or (ix) is the subject of anything analogous to the foregoing under the laws of any applicable jurisdiction.

“Change of Control” or “COC” means any act, transfer or transaction resulting in a Competitor of the other Party that (i) acquires more than 50% of Tower or ST or ST NV shares, or (ii) acquires the ability to appoint the majority of the Board of Directors or similar corporate body of Tower or ST or ST NV, or (iii) acquires substantially all of the assets of Tower or ST or ST NV.

“Competitor” means any Person [***]

4.2.5. In the event that a Change of Control occurs, the relevant Party shall notify in writing the other Party providing details about the Competitor that acquires control of such relevant Party. Such notification will be made within 21 days as from the effectiveness of the Change of Control. The other Party shall be entitled to exercise its withdrawal rights pursuant to section 4.2.3, within 21 days as from receipt of such notification. Such termination rights shall cease to be effective with respect to the notified Change of Control in case they are not exercised within said 21 days term. If such withdrawal rights are not exercised by the other Party, the Contract shall continue under the same terms hereunder. The Parties acknowledge and agree that, in the event of exercise of the withdrawal rights pursuant to this section 4.2.5, neither Party shall be liable to the other for any reason or title, except for any obligation due until the effective date of the withdrawal.

ARTICLE 5 – EXPENSES.

Each Party shall be responsible for and shall bear its own costs and expenses, in connection with the preparation of this Contract and the Consortium Agreement or any further agreement related to the Project, including attorney or consultant fees.

ARTICLE 6 – GOVERNING LAW AND DISPUTES.

6.1           Governing Law. This Contract shall be governed by and construed in accordance with the laws of Italy, without regard to its conflict of laws rules.

6.2          Disputes. Any and all disputes, differences or questions arising out of or in connection with this Contract shall be settled by the Courts of Milan, Italy, without prejudice to the provisions set forth in the NDA. Notwithstanding the foregoing, nothing in this Section 6.2 shall prevent the Parties from seeking any injunctive or equitable relief by a court of competent jurisdiction.

ARTICLE 7 – MISCELLANEOUS.

7.1          MoU. The Parties agree that by executing this Contract the MoU shall automatically terminate in accordance with Section 5 of the MoU.

7.2          No Partnership. Nothing in this Contract shall create a joint venture, partnership or principal-agent relationship between the Parties and neither Party shall have the right to bind the other or make commitments on the other’s behalf.

7.3          Assignment. Neither Party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other Party hereto. This Contract shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment other than in strict compliance with this Section 7.3 shall be null and void.

7.4          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed delivered upon hand delivery, or upon receipt if sent by world renown overnight courier or mailed by registered or certified mail, return receipt requested, postage prepaid, by email to the person representing the Party as indicated below, sent to a Party at its address set forth below or such other address as a Party may notify the other from time to time.

To ST:

STMicroelectronics S.r.l.

Via C. Olivetti 2
20864 Agrate Brianza
Italy
Attention: Legal Department
Email: [***]

To Tower:
Tower Semiconductor Ltd.
P.O. Box 619
Migdal Haemel 23105
Attn: Legal Dept
Email: [***]

7.5          Waiver. A waiver of any right hereunder shall in no way waive any other rights. No waiver, alteration, modification or amendment of this Contract shall be effective unless in writing and signed by both Parties.

7.6          Invalidity. In the event that any provision of this Contract is held to be invalid, illegal or unenforceable, such provision shall be deemed amended to achieve the economic effect of the intent of the Parties in a valid, lawful and enforceable manner, or if not possible, be deleted and ineffective to the extent thereof, without affecting any other provision of the Contract.

7.7          Execution. This Contract may be executed in counterparts (and may be exchanged by e-mail when signed), each of which shall be deemed to be an original, and all of such counterparts shall together constitute one instrument.

The preceding statements accurately represent the intentions of the Parties with respect to the matter contained herein as confirmed by their signatures below.

IN WITNESS WHEREOF, duly authorized representatives of each Party have executed this Contract.

STMicroelectronics S.r.l. _______________________________ Name: Title:	Tower Semiconductor Ltd. _______________________________ Name: Title:

R3 CONSORTIUM AGREEMENT

THIS R3 Consortium Agreement (the “Agreement”), is entered into by and between STMicroelectronics S.r.l., an Italian company, having registered offices in Via C. Olivetti 2, Agrate Brianza, Italy, registered with the Company Register of Monza and Brianza under no. 09291380153, share capital of Euro 580,000,000.00, VAT no. 00951900968, subject to the direction and coordination of the sole shareholder STMicroelectronics NV with registered office in Amsterdam (Netherlands) (“ST”) and Tower Semiconductor Italy S.r.l., an Italian company, having registered offices in Via della Posta 7, Milan, Italy, registered with the Company Register of Milan under no. no. 2632321, share capital of Euro 10,000.00, VAT no. 11948810962, subject to the direction and coordination of the sole shareholder Tower Semiconductor, Ltd. with registered office in Israel (“TSIT”). ST and TSIT are referred to herein individually as a “Participant” and collectively as the “Participants”.

WHEREAS, the Participants develop and/or fabricate semiconductors;

WHEREAS, the Participants intend to collaborate through the creation of a cost-pooling vehicle (the Consortium, as defined in Section 4.1) to operate the facility named “R3” located in Via C. Olivetti 2, Agrate Brianza, Italy (the “Facility”), through which the Participants will perform and obtain manufacturing processing activities and other operational tasks and share the Facility end state capacity 67 ST:33 TSIT between the Participants as set forth herein;

WHEREAS, pursuant to this Agreement, the Facility will be operated by ST personnel and personnel who will be seconded from TSIT to ST, and ST will be responsible for the organization and coordination of all personnel engaged in activities at the Facility;

WHEREAS, in relation to the secondment of TSIT’s personnel, the Participants acknowledge they will execute an Intercompany Secondment Agreement;

WHEREAS, the Consortium will have a dedicated and transparent accounting and reporting process to provide complete, accurate and transparent financial information to the Participants, based on a common agreed information and reporting system, as detailed herein;

WHEREAS, the Participants believe that under Italian law the most efficient instrument to implement this cost-pooling unit is an internal consortium (“consorzio con attività interna”);

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted by each Participant, and intending to be legally bound hereby, the Participants agree as follows:

ARTICLE 1 -DEFINITIONS AND INTERPRETATION

1.1.1	Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

1.1.2	Interpretation. The following provisions shall apply in connection with the interpretation of this Agreement:

a)	Unless stated otherwise, any reference herein to Articles, Sections or Exhibits refers to Articles or Sections of or Exhibits to this Agreement.
b)	The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

c)	All Exhibits form an integral part of this Agreement and are equally binding herewith. Any reference to this Agreement shall include such Exhibits.
d)
Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).  Any references to a statutory provision shall include any rules or regulations under such statutory provision.

e)	The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.
f)
Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any date provided for in this Agreement falls on a Friday, Saturday, Sunday or legal holiday in Italy or in Israel, such date shall be deemed extended to the next business day. For the purpose of this Agreement “business day” means a day that is not a Friday, Saturday, a Sunday or a legal holiday in Italy or in Israel.

g)	The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
h)
Words, expressions, and phrases of a technical nature that are not otherwise defined herein, shall be interpreted under the recognized and well known technical and trade meaning used in the semiconductor industry.

ARTICLE 2 – REPRESENTATIONS AND WARRANTIES OF EACH PARTICIPANT

2.1 Each Participant represents and warrants to the other that all of the statements with respect to such Participant contained in this Article 2 are true, accurate and complete as of the date of this Agreement.

2.2 Organization and Authority. Each Participant is a company duly incorporated and validly existing under the laws of Italy and has all necessary corporate power and authority (i) to execute this Agreement, (ii) to carry out the obligations hereunder, and (iii) to consummate the transactions contemplated hereby. The execution by each Participant of this Agreement, the performance by each Participant of its obligations hereunder and the consummation by each Participant of the transactions contemplated hereby have been duly authorized by all requisite action of each Participant. Each Participant has duly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of each Participant, and is enforceable against each Participant in accordance with its terms.

2.3 No Conflict. The execution and performance of this Agreement by any Participant does not and will not (i) violate, conflict with or result in the breach of any provision of the articles of association, by-laws or other organizational documents of such Participant, or (ii) conflict with or violate any law or governmental order.

2.4 Compliance with Law. Each of the Participants is in compliance with any and all tax and accounting, labour and social contributions, environmental, health and safety laws, corporate law applicable to this Agreement, the Facility and/or equipment dedicated to the Consortium and/or the employees that work in the Consortium.

ARTICLE 3 – EFFECTIVE DATE

This Agreement is effective as of September 14, 2021 (the “Effective Date”).

ARTICLE 4 – THE ORGANIZATION

4.1 Constitution. In accordance with articles 2602 et seq. of the Italian Civil Code (the “Code”), the Participants hereby constitute a common organization named “Consorzio R3” (“consorzio con attività interna”) (the “Consortium”) and agree to operate the Consortium in compliance with the provisions, principles and guidelines set forth herein.

4.2 No External Activities. The Consortium shall not perform external activities with third Persons and, therefore, articles 2612 to 2615-bis of the Code are not applicable to the Consortium or this Agreement.

4.3 Membership. The Participants are the only two members of the Consortium. Consortium membership is not open to third Persons. No Participant may be excluded from the Consortium without its written consent.

4.4 Duration. The Agreement shall be effective as of the Effective Date and until the fifteenth (15th) anniversary of the Effective Date, unless the Consortium is terminated before then pursuant to Section 11 below. Each year thereafter, the Agreement shall be automatically renewed for a one-year period unless notice of non-renewal is provided in writing by either Party to the other Party 24 months prior to any such termination date.

4.5 Main Office. The Facility shall be the main office of the Consortium.

ARTICLE 5 – CONSORTIUM SCOPE AND ACTIVITIES

5.1 Scope.

5.1.1 The Consortium’s purpose is to coordinate the activities of the Participants with the aim of defining, as set forth in this Article 5, the Participants’ collaboration in operating the Facility through the utilization of a cost-pooling vehicle that shall define, in the interest of both Participants, the Consortium’s activities and other operational tasks to support such collaboration in accordance with this Agreement and to improve the Participants’ production, efficiency, cycle time, yield and results. The operational and financial matters concerning the Consortium and the management and operation of the Facility shall be governed by the Operational and Accounting Procedures Manual (as set forth in Exhibit B). The engagement of the employees shall be governed by the intercompany secondment agreement to be signed by the Participants.

5.1.2 The Participants agree to share the available clean room area of the Facility throughout the Consortium between the Participants so that ST will use 67% and TSIT 33% of the installed capacity [xxx]  (such allocation of capacity hereunder referred also as “67:33”), except for the interim capacity for each Participant’s technology during the ramp-up phase per Section 5.4.1. For purposes of cost calculation in this Agreement, [***] defined herein shall be used.

Capacity is determined following the SEMI E10 standard definitions.

In addition, the Participants can define [***] for their respective process flows which will combine a set of operations required to complete one wafer on a specific set of tools using specified recipes and which shall be identical for both Participants [***].

5.1.3 The technology scope of the Consortium activities is planned to be but not limited to:

•	[***]

5.1.4 No wafer finishing [***]  of TSIT products is planned to take place inside the Consortium but can be subject of a separate service agreement between the Participants. Parametric test is part of the Consortium operations.

5.1.5 Joint R&D programs are not part of the scope of this Agreement. Should the Participants be interested in performing such joint R&D programs, they shall enter into a separate joint development agreement.

5.1.6 Within the Consortium, ST and TSIT shall be entitled to perform their own R&D projects through their own personnel listed in respectively Exhibit C1bis and Exhibit C3bis, as may be updated from time to time, provided that [***]  shall be applied to the relevant personnel costs. [***]

5.1.7 After the ramp-up phase, (i) wafers required for R&D Projects carried out by either of the Participants will be accounted for [***] to reflect the impact on capacity and efforts; and (ii) the Participants agree to not use for R&D Projects more than [***] of total [***], unless otherwise agreed by the Participants with respect to specific R&D Projects.  R&D Projects shall be defined as projects for development of new process technology that was not running in production at the Facility.

5.2 Time frames The Participants shall make their best efforts to achieve the time frames set forth in the Exhibit D provided that, unless otherwise expressly agreed in the Agreement, such time frames are tentative, where tentative means that they are based on current assumptions as of the Effective Date and accordingly subject to adjustment in case of changes to current assumptions. Such changes shall be communicated by either Party to the other Party promptly upon occurrence and shall be discussed and approved by both Parties.

5.3 Pilot Line Phase – Process Installation & Qualification

5.3.1 The Facility constructed by ST will provide a clean room area of approx. [**] at Full Build Out stage (FBO) including the facilitation of approx. 8,000 m2 (= Half Build Out or HBO) of the total possible clean room space.

5.3.2 ST will install a pilot line at its own cost, including [***], as listed in Exhibit C2bis. The pilot line will have a capacity of approx. [***] wafers out per week (“wpw”) and a technical capability to accommodate technologies [***] (CD).

5.3.3 TSIT will complement the pilot line with its Tools required to run its technologies [***]. The TSIT Tools are listed in Exhibit C4bis. The Tools will be delivered to the Facility and stored at the Facility until installation.

5.3.4 The pilot line will be used by both Participants to qualify their respective technologies. TSIT and ST integration personnel will conduct and be responsible of the implementation of their process(es) in the pilot line using the fab engineering teams.

5.3.5 The TSIT process technologies will be installed in the pilot line by a dedicated TSIT integration and device team.  The process and other engineering support shall be provided by [***].

5.4 Phase I – until Fully equipped HBO – Ramp-up phase

5.4.1 In parallel to the technology qualification, TSIT’s goal is to install Tools for [***] outs per week for its technologies - subject to its business projection supporting the need for that capacity. The Participants agree that TSIT shall start installation of tools required for such capacity after completion of the installation of the pilot line by ST. In parallel, ST’s goal is to [***] for its technologies subject to its business projection supporting the need for that capacity. The abovementioned ML may increase per the installed capacity in accordance with the 67:33 ratio. In Phase I, the final maximum capacity installation shall be determined based on the exact number of tools, the respective tool configurations and hook up requirements, but will in any case not exceed the clean room space available in HBO [***] and preserve the capacity ratio as described above.

5.4.2 With reference to the above installed capacity, the Participants agree to install Tools in accordance with the ramp up schedule set forth in Exhibit D. In case of changes in respective capacities in any case shall not derogate from the goals set forth in Section 5.4.1 and the end goal of 67:33 capacity ownership ratio, as stated in above Section 5.1.2.

5.4.3 Ramp-up phase will start upon completion of TSIT’s technology qualification (tentatively targeted for [***] as per Exhibit D), and will continue until achievement of fully equipped HBO, and, for the purpose of this Agreement, will be deemed completed [***] from the start of ramp-up phase or [***] whichever date occurs earlier (“Ramp-up Deadline”) regardless of whether fully equipped HBO has been actually achieved or not within the Ramp-Up Deadline.

5.5 Phase II:  Capacity expansion from fully equipped HBO (half build out) to FBO (full build out)

5.5.1 TSIT can submit a proposal for a capacity expansion beyond the HBO clean room to the Consortium Board not later [***]. Board evaluation shall be completed within a maximum of [***] business days from receipt of the proposal.

(i)
In case the outcome of Board evaluation is that both Participants decide to increase the capacity beyond HBO clean room area in parallel, the CAPEX required for the facilities expansion, as reviewed and approved by the Board, will be covered [***] with an agreed upon 33% of the required CAPEX to be paid [***].

(ii)	[***]

5.5.2 ST at any time, and after informing the Board, has the right to expand its capacity beyond HBO at its own discretion in line with the agreed upon overall Facility capacity split of 67:33 between the Participants. In this case, no payment and no cost sharing or cost reconciliation will be made by or for TSIT.

5.5.3 Both Participants have the right to expand their installed capacity beyond the HBO state independent of each other following the facility expansion mentioned under this Section 5.5, but each of them can only go up to a clean room occupation that is substantially in line with the agreed-upon 67:33 share of the resulting overall capacity in its FBO stage unless agreed differently by the Participants.

5.5.4 The Participants agree that the expansion under this Section 5.5 can be started also before reaching the fully equipped HBO.

5.6 Cost Allocation & Sharing - General Alignment

5.6.1. [***]

5.6.2 [***]

5.6.3 [***]

5.6.4 [***]

5.6.5. [***]

5.7 Cost Models in the various phases of the Consortium

5.7.1 Pilot Line & Process Installation and Qualification Phase

5.7.1.1 [***]

5.7.1.2 [***].

5.7.1.3 TSIT Tools will get installed by ST targeted to be completed by [***] following the defined and agreed specifications to be provided by TSIT to ST.

5.7.1.4 The process installation of the TSIT technologies will be led by a TSIT process integration team at the Facility and supported by a ST process engineer team.

5.7.2 Phase I - Ramp-up Phase

Cost for ramp-up phase shall be paid as provided for in Section 7.2.4.

As from achievement of the pilot line capacity set forth in Section 5.3.2 until the end of [***], upon request from TSIT, ST will provide TSIT with a maximum amount of [***] start per week [***].

5.7.3 Cost from fully equipped HBO and onwards (Phase II and onwards until FBO)

From fully equipped HBO or from Ramp-Up Deadline, whichever event occurs earlier, and onwards, TSIT will be charged for fixed and Variable Costs as per Operational and Accounting Procedures Manual as set forth in Exhibit B.

5.8. Reticles, substrates and logistic costs

5.8.1 Reticles/masks and substrates required by the Participant(s) within Consortium activities in each of the phases of the Consortium shall be procured and paid by [***].  Such reticles and substrates will be delivered and stored properly by the Participants at [***].

5.8.2 In each of the phases of the Consortium, logistics costs to ship wafers back and forth between [***] shall be paid by [***].

5.9 Equipment and Building/Facility

5.9.1 The Participants agree:

•	to aim at the highest level of equipment commonality to ensure future flexibility and benefit from possible CAPEX reduction;

•	to use the toolset used by [***] as a guiding tool selection principle to which the Facility tool set has to converge as much as technically and economically feasible;

•	to invest in the equipment required to install their respective agreed capacity, including required Tools;

•	to align the process control plan requirements as much as possible to the [***] in order to ensure similar [***] Equipment requirements – both in terms of capabilities and capacity.

5.9.2 Process Tools:

•	Dedicated process Tools that are utilized by only one of the Participants will be purchased and installed at the cost of [***].

•	The total CAPEX for the Common Tools required to achieve the agreed upon capacity for TSIT and ST will be determined by the required tool capacity of both Participants using the agreed upon [***]

•	The total CAPEX for the Common Tools will be [***].

•	The Common Tools will be assigned to the two Participants using the [***].

•	This process will be repeated until all Common Tools have been allocated and both Participants contribute their overall CAPEX quota based on their overall capacity utilization.

•
Any facility installation required exclusively for the installation and/or the operation of TSIT dedicated Tools [***] will be charged to [***]. In case TSIT decides to remove Tools dedicated to them that require a special and exclusive installation, such installations have to be [***].

5.9.3 Non-process Tools:

5.9.3.1 Bright Field, Dark Field & Defect Review Tools:

[***]

5.9.3.2 Other [***]  Tools & Parametric Tester:

Other [***] tools & parametric tester will be purchased by [***] and the resulting running costs, [***]  will be shared [***].

5.9.3.3 Handling tools and other auxiliary equipment (FOUP CLEANER, ...)

[***] tools and other auxiliary equipment will be purchased by [***] according to Allocation 2 as defined in Exhibit B.

5.9.3.4 Reticle Stocker

After the pilot line phase, [***]  shall purchase its [***] based on its respective needs. The Participants shall agree on a common model and supplier for these reticle stockers to optimize cost and spare parts.

5.9.4 [***]

5.9.5 [***]

5.9.6 [***]

5.9.7 [***]

5.9.8 [***].

5.10 Other Services

From the ramp-up phase, in case TSIT is in the need of site services that are outside of Facility that support production or technology implementations, such as [***]  with respect to finished goods, such services will get charged to [***] based on [***]

ARTICLE 6 – ORGANIZATION RULES

6.1 The Consortium Board.

a)
The Participants shall establish a Board, comprised of six members (collectively, the “Members”), who are appointed in writing by the Participants as set forth below. The Members shall be identified and selected so that they will perform their assignments within the scope of their employment. ST shall have the right to appoint [***] Members in total, one of whom shall be a Co-Chairman as designated by ST, and TSIT shall have the right to appoint [***] Members in total, one of whom shall be a Co-Chairman as designated by TSIT. At all times hereunder, each Participant shall have the right to substitute any Member whom such Participant has appointed or to appoint a new Member in case of resignation or inability of such Member to discharge his or her duties. Moreover, each Member shall have the right to appoint by signed proxy another Member to vote at any Board meeting in the place and stead of such absent Member.

b)	The Members shall not be entitled to any remuneration or reimbursement for their position on the Board.

c)	The Board shall:

i.	[***]
ii.	[***]
iii.	[***]
iv.	[***]

v.	[***]
vi.	[***]
vii.	[***]

d)
The Board Co-Chairmen shall jointly (1) coordinate the activities of the Board; (2) liaise with the Financial Team and the Managers; and (3) keep the Participants informed of the Board’s activities. The Board shall meet at least once every calendar quarter. Each Member may propose agenda topics for the Board meetings.

e)
Board meetings shall be called by either Co-Chairman, by way of registered letter or e-mail message to be sent at least [***] in advance (or, in case of urgency, at least one day in advance) of the proposed meeting to each Member. Notwithstanding the foregoing, the Board may convene, even in the absence of a formal call, provided that all Members attend. In case of any urgent matter, both Participants have the option to call for an exceptional board meeting following an agreed upon invitation procedure.

f)
The Board meetings may also be held, and Members shall be entitled to participate in such meetings, by teleconference or videoconference, provided that in each such meeting all participating Members can be identified and can follow and take part in the Board’s discussion in real time. Unless otherwise specified, the Board shall meet at [***]

g)
The Board is considered validly convened and able to resolve upon the agenda with the presence of the majority of the Members in office, and the resolutions of the Board shall be validly adopted with the favorable vote of at least [***] Members.

h)
Members may also adopt their decisions through written consultation. Any Member may propose a resolution by sending it to all Members by mail, delivery service or in a PDF document by e-mail. The subject matter of the proposed resolution, any relevant information and the precise wording of the proposed resolution shall be clearly stated in the written consultation. Members shall reply to written consultation within [***]; provided, however, if the proposal indicates a different reply period, such period shall govern so long as it is not shorter than [***] nor longer than [***]. The reply shall be in a signed writing, sent to each Co-Chairman, by mail, delivery service or in a PDF document by e-mail.  The reply must either accept or reject the proposed resolution. If a reply is not received within the required period, the reply shall be considered as a rejection. For a resolution by written consent to be adopted by the Board, signed replies from at least [***] Members accepting the resolution must be received by each Co-Chairman within the required period. The Co-Chairmen shall collect all replies and, without delay, communicate the results to the Members and Participants and promptly register any validly adopted resolution in the Board’s resolution book.

i)
The Co-Chairmen, without delay, shall communicate any resolution of the Board to the Participants and shall register such resolution in the book of the resolutions of the Board, which shall be prepared and kept by the Board and which shall always be open to inspection by any Participant.

6.2 Deadlock. A “Deadlock” shall occur with respect to any matter submitted to the vote of the Members at a Board meeting or in the form of a proposed written consent twice, if the favourable vote of [***] Members, as provided by Section 6.1. items g) or h), is not achieved both times or if a Board meeting cannot be held due to the lack of quorum twice (a “Tie Vote”), and during the [***] day period following this Tie Vote, the Board is unable or fails to break the Tie Vote (if the matter is presented in the form of a proposed written consent, the [***] day period shall commence on the date that the Member who was last to receive the proposal received it). During this [***] period, the Board shall seek in good faith to hold at least three (3) additional meetings at which it shall make a good faith effort to break the Deadlock.

6.3 Deadlock Resolution.  If a Deadlock occurs, the Participants shall:

a)
first, submit the matter that was the subject of the Deadlock to the CEOs of ST and TSIT by providing notice of the Deadlock to such persons, and the Participants shall use reasonable efforts to cause such persons to make a good faith effort to hold at least [***] in-person meetings between them to resolve the Deadlock within sixty [***] of their receipt of the notice of Deadlock;

b)
next, if the CEOs of each of TSIT and ST are unable to resolve the Deadlock in the given sixty [***], then submit the matter to the CEOs of each of ST’s ultimate parent company, STMicroelectronics N.V. (“ST Parent”) and of TSIT ultimate company, Tower Semiconductor Ltd. (“TSIT Parent”) for resolution, and the Participants shall use reasonable efforts to cause such persons to make a good faith effort to hold at least [***] in-person meeting between them to resolve the Deadlock within [***]  days following the submission of the Deadlock to them;

c)
next, if the CEOs of each of TSIT Parent and ST Parent are unable to resolve the Deadlock in the given thirty [***], either Participant may commence mediation by providing to the other Participant a written request for mediation, setting forth the subject of the Deadlock and the relief requested. The Participants will cooperate with one another in selecting a neutral mediator, and in scheduling the mediation proceedings to be held in Milan, Italy during the [***] days following the commencement of mediation. If the Participants are unable to agree on a neutral mediator within [***] days, then each Participant will select a neutral mediator, which neutral mediators will in turn select a third neutral mediator, and the three-mediator panel will conduct the mediation. The Participants covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Participants, by any of their respective agents, employees, experts and attorneys and by the mediator are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the Participants; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Participant may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Any agreement reached through mediation process under this Section 6.3 (c) that is violated by one Participant, may be enforced by the other Participant before any court of competent jurisdiction, and the prevailing Participant shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, incurred for such enforcement to be paid by the losing Participant. If, after mediation, no agreement is reached by the Participants, then Section 13.3 shall apply.

6.4 No Agency.  Neither the Board nor any Co-Chairman nor any Member nor the Manager nor any member of the Financial Team is vested with the power to represent, to undertake any liability or obligation on behalf of, or to legally bind, any of the Participants, vis-à-vis any third Persons without such Participant’s prior written consent.

6.5 Financial Team. In addition to the controllers of the Facility, the Participants will appoint a financial and accounting team (the “Financial Team”) to produce and provide, in accordance with the provisions set forth in the Operational and Accounting Procedures Manual, financial information and records to the Participants and the Board, in accordance with applicable accounting standards, internal procedures and legal regulations, the needs of operational organization and in a manner that avoids duplication of administrative personnel.

a)	The Financial Team shall be comprised of [***] members who are appointed in writing. ST shall have the right to appoint [***] member and TSIT shall have the right to appoint [***] member.

b)	At all times and from time to time hereunder, each Participant shall have the right to remove and/or replace the member it appointed.

c)
The members of the Financial Team shall not be entitled to any remuneration or reimbursement for their position as a Financial Team member and shall be identified and selected so that they will perform the above assignments within the scope of their employment duties.

d)	The Financial Team’s objectives and responsibilities are:

i.
To ensure accurate financial reporting, information disclosure, data integrity and compliance with applicable accounting standards and procedures and ensure that the Consortium’s accounting procedures and internal controls comply with the highest standard of the Participants’ financial reporting.

ii.
To provide, upon any reasonable request that does not interfere with the normal financial support of the Facility operations, timely, clear, reliable, and relevant information and detailed analyses to the Board and the Reference Management of each Participant.

iii.
Upon invitation and as required, to attend meetings with the Reference Management of each Participant to explain (i) the activities of the Consortium and, (ii) with the simultaneous presence of the Board, the results of the Consortium’s operational plans.

iv.
To continuously monitor the Consortium’s costs in order to provide the Board with accurate actual and forecasted costs and to support the actions necessary to comply with the Consortium budget approved by the Board.

v.	To provide regular (at least on a quarterly basis) financial reporting, including accurate and justified financial information to the Board and the Reference Management of each Participant.
vi.	To monitor the Consortium’s commitments, budgets, rolling forecasts and actual results, as agreed between the Participants and in accordance with this Agreement.
vii.	To support Ad-hoc and ROI various analyses as may be required by the Board.
viii.	To perform the cost equalization calculation based on Exhibit B.

e)	The members of the Financial Team shall regularly meet and shall meet at least once a month at the end of each month. The meetings may also be held by teleconference or videoconference.

f)
The Financial Team will have access to the Facility, to all systems dedicated only to the Consortium, be authorized to audit and receive all relevant operational and financial records and supporting data, files, reports and documents from the Participants necessary to verify and analyze the cost and operations of the Consortium. For other non-dedicated systems that support the Consortium, the Financial Team shall have authorization to Consortium-related information only or receive such required information from the relevant Participant.  For sake of clarity no access will be granted to each Participant internal reporting systems which are not dedicated only to the Consortium.

If there is a disagreement between the members of the Financial Team upon any specific matter, any Member may, by written notice describing such matter in reasonable detail, escalate such matter to the [***], who shall make commercially reasonable efforts to resolve the matter within [***]. If the matter is not resolved by [***], the [***] shall make commercially reasonable efforts to resolve the matter within [***] business days.  If the matter is not resolved by the [***], the [***] shall make commercially reasonable efforts to resolve the matter within [***] days.  If the matter is not resolved by [***], the Board shall appoint an independent auditing firm of international standing in respect of which there is no conflict of interest with any Participant to review and decide upon the matter. If the Board is unable to reach a decision on the auditing firm, the independent auditing firm will be jointly selected by the Participants. If the Participants do not agree on the selection of the independent auditing firm, each Participant will select an independent auditing firm and the two independent auditing firms together will select an independent auditing firm for resolution of the unresolved matter. The independent auditing firm so selected shall:

i.          taking into consideration the arguments submitted by the Participants without the power to make any discretionary decision and specifying its conclusions on the disputed matters, prepare and deliver to each of the Participants a preliminary report of the matter [***] days of its appointment, and each of the Participants may provide comments on such report to the independent auditing firm within the next [***] business days.

ii.          make its final and binding determination with the [***] days and shall provide each Participant with a detailed report of its determination in the matter, which shall have the effectiveness determined by Article 1349 of the Code.
iii.          have access to the relevant documents of the Participants and of the Consortium, and for the purposes of its mandate, may meet with the Participants to discuss the disputed matters.

The costs of the independent auditing firm shall be shared among the Participants in equal proportions, provided that each Participant shall bear the costs of its own consultants.

The decisions of the independent auditing firm made pursuant to this Section with respect to its determination on the disputed matters shall supplement the respective contractual intentions of the Participants and shall be deemed final and binding and as such shall not be subject to appeal, save in cases of manifest error, or to the extent applicable, of manifest unfairness. Under no circumstances, however, shall any appeal by one of the Participants of the independent auditing firm's determination be deemed a valid ground for the suspension or delayed performance of the obligations deriving from this Agreement.

6.6 Managers. ST will appoint a “Manager” [***], TSIT will appoint a “Deputy Manager” who shall report to the Manager.
At all times and from time to time hereunder: (i) ST shall have the right to remove and/or replace the Manager; and (ii) TSIT shall have the right to remove and/or replace the Deputy Manager.
The Manager and the Deputy Manager shall cooperate with the Board, the Co-Chairmen and the Financial Team in the performance of their responsibilities.

6.7 Audit Rights. In addition to audit under section 6.5 (f), each Participant shall have mutual audit rights to perform audits for the sole purpose to permit customers, suppliers, insurance carriers and regulatory authorities to perform audits at the Facility within the scope of their engagement in connection with the Facility, in accordance with policies and procedures to be established and agreed upon by the Participants in good faith, as well as internal and external auditors in accordance with requirements under applicable laws and regulations.

6.8 Other Bodies or Committees. The Participants may jointly agree to create any other body, committee or panel which they believe may be necessary or useful to accomplish the Consortium purposes and to delegate specific tasks and powers.

ARTICLE 7 – CONSORTIUM QUALIFICATION AND OPERATIONS

7.1 Facility Operations. The Consortium shall operate the Facility.
The Managers shall ensure the Consortium operates in accordance with this Agreement, including the Operational and Accounting Procedures Manual and the intercompany secondment agreement.
The Board shall promptly submit to the Participants any proposed amendment to the Operational and Accounting Procedures Manual or to the intercompany secondment agreement that it believes may improve the production, efficiency and/or results of the Consortium.

7.2 Payments.

7.2.1 As consideration for ST’s overall services to TSIT until Ramp-Up Deadline, TSIT will pay ST:

[***]

7.2.2 In order to transfer, install, qualify and run the TSIT technologies in the Facility which is currently targeted for the [***] until the start of the ramp-up phase, TSIT shall pay, as set forth in Section 7.2.3 below, [***]

7.2.3 [***]
In case of disagreement on calculation of actual NRE costs, provisions of Section 6.5 (f) shall apply.

The above reconciliation amount shall be due to be paid by, as the case may be, TSIT or ST, [***] days after the ramp-up start date or, in case of disagreement, from determination of the actual NRE costs according to Section 6.5 (f).

7.2.4 As from the beginning of the ramp-up phase until reaching Phase I (fully equipped HBO) or until Ramp-Up Deadline, whichever event occurs earlier, TSIT will pay to ST [***]

7.2.5 As of the Ramp-up Deadline, the Participants will calculate [***]

In case of disagreement on calculation of [***], provisions of Section 6.5 (f) shall apply.

The above reconciliation amount shall be due to be paid by, as the case may be, TSIT or ST, within [***] days after the Ramp-Up Deadline or, in case of disagreement, from determination of the [***]  costs according to Section 6.5 (f).

7.2.6 The Operational and Accounting Procedures Manual under Exhibit B sets forth the Participants’ payment obligations for Consortium activities.
The Participants shall duly and promptly settle any outstanding debt position in accordance with the provisions of Exhibit B. A Participant who fails to timely pay any amount due hereunder to the other Participant shall, in addition to the amount due, pay interest on the unpaid amount at a rate equal to [***].

7.3 Personnel. The Consortium will be operated by the personnel of both Participants, in accordance with this Agreement and the intercompany secondment agreement. Such personnel is identified in Exhibit C as such Exhibit may be amended from time to time.

7.4 Consortium Not an Employer. Under no circumstances shall the Consortium be deemed to be an employer of any personnel whatsoever. At all times hereunder, each Participant shall remain the only entity liable under any applicable labour, payroll, social security, health and safety, privacy legislation and any and all other applicable laws pertaining to its personnel – it being understood that ST is responsible for the organization and coordination of all the personnel engaged in Consortium activities.

7.5 Participants’ Responsibilities. At all times hereunder, each of the Participants shall remain: (i) the only entity liable under any applicable tax, accounting, environmental, health and safety, corporate law, privacy legislation and any and all other applicable laws concerning its own business, assets and going concerns; and (ii) liable for its own tax and financial reporting requirements, although the Board and the Financial Team shall provide any reasonable assistance and information requested by a Participant to satisfy such requirements.

7.6 Anti-Bribery; Anti-Corruption. Each Participant represents that (i) neither it nor any of its affiliates, nor any of its or their respective directors, officers, managers, employees, independent contractors, subcontractors, representatives or agents (“Representatives”), have contributed any item of value, directly or indirectly, to any third party, in violation of the United States Foreign Corrupt Practices Act, the U.K. Bribery Act, the French Sapin II law, the Italian Legislative Decree no. 231/2001 or any other applicable anti-bribery or anti-corruption law (together, “ABC Laws”), and (ii) it shall not, nor shall it permit any of its affiliates or any of its or their respective Representatives to, promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, in violation of and ABC Laws. Each Participant further represents that it shall, and shall cause each of its affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Participant, its affiliates, or any of its or their respective Representatives, in violation of the ABC Laws. Each Participant further represents that it shall, and shall cause each of its affiliates to, maintain policies and procedures, including systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems), designed to ensure compliance with the ABC Laws.

Furthermore, TSIT agrees that, at all times in connection with and throughout the term of this Agreement, it and its affiliates will comply with, and take reasonable measures to ensure that their Representatives or any other third party involved in the performance of this Agreement, subject to its control or determining influence, will comply with the provisions of ST’s Code of Conduct, which Code of Conduct is hereby incorporated by reference as if written out in this Agreement in full. A copy of the Code of Conduct is available at https://www.st.com/content/ccc/resource/corporate/company/policy_statement/group0/27/23/5e/6d/ad/99/47/f6/BRSTCODE1015_0216.pdf/files/BRSTCODE1015_0216.pdf/jcr:content/translations/en.BRSTCODE1015_0216.pdf, or upon written request to ST’s Compliance Office.

If TSIT has evidence, reason to believe, or reasonably suspects that its or its affiliates’ Representatives or any other third party has breached any of the principles set out in ST’s Code of Conduct, TSIT will notify ST immediately, take all necessary remedial actions, and inform ST about the status of such remedial actions on a regular and timely basis. In such event, ST reserves its rights, including the right to immediately terminate this Agreement if there is a breach of conduct by TSIT that has material impact on the Facility’s operation.

ARTICLE 8 – PARTICIPANTS’ OBLIGATIONS

Each Participant shall:

a)	Comply with the obligations set forth herein, including the Operational and Accounting Procedures Manual and the intercompany secondment agreement.
b)	Cooperate in good faith with the other Participant and the Board to accomplish the purposes of the Consortium.
c)
Ensure compliance with all applicable tax, accounting, environmental, health and safety, labour, privacy and any and all other applicable laws concerning its business, assets and going concerns, so as to avoid any improper interference with, or prejudice to, the other Participant or the Consortium operations.

d)
Continue to conduct its business in the ordinary course and shall use reasonable care to ensure that any asset or property which, is relevant for the operations of the Consortium is carefully maintained and properly insured. Each of the Participants will acquire property and business interruption (“BI”) insurance for its assets. [***].

e)
Ensure the assets it dedicated to the Consortium will continue to be dedicated to the Consortium to the extent required for the manufacture of its products or the other Participant’s products without any significant impairment – it being understood that each Participant may, with the prior written consent of the other Participant, which consent shall not unreasonably be withheld, conditioned or delayed, replace any of its dedicated assets with other substantially-equivalent assets.

f)
Subject to the limitations set forth in Section 13.5, indemnify and hold harmless the other Participant from any damage or loss such Participant may suffer as a consequence of the indemnifying Participant’s breach of this Agreement provided that such indemnification shall not result in the duplication of indemnification for the same damage or loss.

g)
Provide the other Participant with all required information, documents, in line data, access to systems subject to execution of a dedicated agreement, records and other information, to the extent related to Consortium operations, as may be reasonably requested from time to time by the other Participant.

ARTICLE 9 – INTELLECTUAL PROPERTY RIGHTS

9.1 Unless otherwise agreed in writing and with respect to specific Consortium joint development programs: (i) this Agreement leaves unchanged the Participants’ respective Intellectual Property Rights as such exist at the Effective Date or thereafter; (ii) each Participant is and shall remain the exclusive owner or beneficiary, as the case may be, of such Intellectual Property Rights; (iii) this Agreement does not and shall not grant to the Consortium or to the other Participant any license or any other right in or to any Intellectual Property Right of the other Participant except (a) for such Intellectual Property Rights of each Participant embedded in the [***]  described in Section 9.4, (b) TSIT and its Affiliates shall be permitted to use [***]  as described in Exhibit E and its recipes to manufacture products within the Consortium and outside the context of the Consortium, and (c) each Participant shall be permitted to use all [***]  within the context of the Consortium in its flows for the manufacture of products within the Consortium and outside the context of the Consortium.

9.2 The Participants acknowledge and agree that the purposes of this Agreement do not include the creation of Intellectual Property Rights, however, the Participants do acknowledge that if new Intellectual Property is created during the term of the Consortium the ownership rules set forth in this Article 9 will apply.

9.3 Ownership of Intellectual Property Rights, if any, that are created within the Consortium shall, except to the extent prohibited by law, be allocated as follows:

a)
ST shall own all Intellectual Property Rights that are created solely by ST employees; For the purpose of the allocation of intellectual property rights, ST shall mean ST or its Affiliates. Nothing in this Agreement shall prevent, hinder or condition the transfer of any IP right from ST to any ST Affiliate.

b)
TSIT shall own all Intellectual Property Rights that that are created solely by employees of TSIT. For the purpose of the allocation of intellectual property rights, TSIT shall mean TSIT or its Affiliates. Nothing in this Agreement shall prevent, hinder or condition the transfer of any IP right from TSIT to any TSIT Affiliate.

9.4 In case of Intellectual Property Rights that are created jointly, including contributions from both employee(s) of ST or its Affiliates and employee(s) of TSIT or its Affiliates (“Jointly Created IP”) the following provisions shall apply:

a)	Jointly Created IP shall be owned by the Participant whose employee(s) (or whose Affiliates’ employee(s)) made the primary contribution(s) to the Jointly Created IP, as determined by the Board.

The Board shall apply the criteria above in order to allocate the Jointly Created IP between the Participants at the next scheduled Board meeting. Neither Participant shall file for registration of Jointly Created IP until it has been allocated to them by the Board.

Each Participant hereby sells, assigns and transfers all rights, title and interest it may have in all Jointly Created IP that the Board has allocated to the other Participant and the other Participant shall hereby be the sole owner of such Jointly Created IP. The assigning Participant agrees to execute such documents (including assignments, declarations and powers of attorney) and take such actions as the Participant owning the Jointly Created IP may reasonably request to perfect such Participant’s sole ownership of any such Jointly Created IP.

The Participant designated to solely own a Jointly Created IP grants hereby to the other Participant a worldwide, non-exclusive, royalty-free, perpetual license without the right to sublicense, to use such Jointly Created IP, to make, have made, sell, offer to sell, import, export and otherwise dispose of any products and services of the other Participant or its Affiliates. The foregoing prohibition on sublicensing does not prevent such other Participant from exercising its rights through subcontractors, including providing such third party license to the Jointly Created IP for purposes of manufacture of products.

The Participant designated to solely own such Jointly Created IP shall have the right to independently decide, at its sole discretion, how to best protect the same, including whether to file for patent, utility model and/or design protection, and if so in which countries. All costs associated with filing, prosecution and maintenance of the same shall be solely borne by the Participant designated to own it.

In the event that the Participant designated to own a Jointly Created IP decides within six (6) months after such designation that it does not wish to protect the Jointly Created IP, the Participant shall have the option in good faith to notify the Board, and upon such notification, the Board shall allocate the Jointly Created IP to the other Participant and the Participant that is relinquishing ownership shall have the license rights granted under this section 9.4 in such Jointly Created IP.

b)
In the event that the Board is not able to allocate a particular Jointly Created IP pursuant to Section 9.4(a) above, such particular Jointly Created IP shall be jointly owned by the Participants (“Jointly Owned IP”). Each Participant shall have the right to use and exploit such Jointly Created IP without a duty to (i) request permission or provide notice to license or enforce its rights thereunder, (ii) account to the other Party for any royalties or other consideration it may receive or otherwise share any such consideration received with the other Party, and (iii) otherwise account to the other Party for any actions taken in relation to such Jointly Created IP, provided than neither of the Participants shall grant exclusive license rights under the Jointly Created IP.

ARTICLE 10 – CONFIDENTIALITY

10.1 [***]

10.2 [***]

10.3 [***]

10.4 [***]

10.5 [***]

10.6[***]

10.7 [***]

ARTICLE 11 – TERMINATION – EFFECT OF TERMINATION

11.1 This Agreement may be early terminated by written notice of termination as follows:

(a)	upon the joint written consent of both Participants;
(b)	by TSIT without cause effective at any time after the fifth (5th) anniversary of the Effective Date;
(c)	by ST without cause effective at any time after the tenth (10th) anniversary of the Effective Date;
(d)	by TSIT at any time with immediate effect in case ST becomes Insolvent;
(e)	by TSIT in case a Change of Control of ST or ST Parent;
(f)	by ST at any time with immediate effect in case TSIT becomes Insolvent;
(g)	by ST in case a Change of Control of TSIT or TSIT Parent;
(h)
by TSIT at any time in the event of a breach by ST of any of its obligations under Article 2 and/or Section 7.2 and or Section 7.6 and/or Article 10 not cured within thirty (30) days following ST’s receipt of the written notice by TSIT of such breach;

(i)
by ST at any time in the event of a breach by TSIT of any of its obligations under Article 2 and/or Section 7.2 and/or Section 7.6, and/or Article 10 not cured within thirty (30) days following TSIT’s receipt of the written notice by ST of such breach.

11.2 For the purposes of this Agreement:

“Insolvent” means, in respect of a Party, where that Party: (i) passes a resolution for its winding up; (ii) is subject to an order or notice issued by a court or other authority of competent jurisdiction for its winding up or striking off; (iii) enters administration for its winding up at any court; (iv) subject to, a company voluntary arrangement or a composition with its creditors generally; (v) has a receiver or a provisional liquidator appointed or a person becomes entitled to appoint a receiver or provisional liquidator over any of its assets, undertaking or income; (vi) suspends or ceases to carry on all or a substantial part of its business; (vii) admits inability to pay its debts or is deemed unable to pay its debts; (viii) any act is done or event occurs which (under applicable laws) has a similar effect to these foregoing acts or events; or (ix) is the subject of anything analogous to the foregoing under the laws of any applicable jurisdiction.

“Change of Control” or “COC” means any act, transfer or transaction resulting in a Competitor that (i) acquires more than 50% of TSIT or TSIT Parent or ST or ST Parent shares, or (ii) acquires the ability to appoint the majority of the Board of Directors or similar corporate body of TSIT or TSIT Parent or ST or ST Parent, or (iii) acquires substantially all of the assets of TSIT or TSIT Parent or ST or ST Parent.

“Competitor” means any Person [***]

11.3. The Change of Control shall not be in effect with respect to, or impact, the Facility and the Consortium before [***]. After such date, the relevant Participant subject to the COC shall notify in writing the other Participant (“Notified Participant”) providing details about the Competitor that acquires control of such relevant Participant. Such notification will be made within [***]) days as from the effectiveness of the Change of Control. Upon receipt of such notification the Participants shall explore in good faith, in the subsequent [***] days (“Discussion Term”), the opportunity to continue the Consortium under the same terms in spite of the Change of Control. Upon expiration of the Discussion Term, if the Notified Participant intends anyhow to terminate this Agreement, it shall have to send relevant written notice of termination to the other Participant within [***] days as from expiration of the Discussion Term and the termination will become effective in accordance with Section 11.4. Such termination rights shall cease to be effective with respect to the notified Change of Control in case they are not exercised within said [***] days term. If such termination rights are not exercised by the Notified Participant, the Consortium shall continue under the same terms hereunder. The Participants acknowledge and agree that, in the event of exercise of the termination rights, neither Participant shall be liable to the other for any reason or title, except for any amount or obligation due until the effective date of the termination.

11.4 Notice of termination. The notices of termination pursuant to Section 11.1 (b), Section 11.1 (c), Section 11.1 (e) and Section 11.1 (g) shall be sent by the terminating Participant to the other Participant at least 24 (twenty-four) months prior to the intended termination date.

11.5 Effect of termination.

11.5.1 – Exit plan Further to a notice of termination pursuant to Section 11.4 and any other termination exercised by any Participant further to Section 11.1, the Participants shall agree in good faith on an operational and organizational plan, inclusive of actions to be carried out and relevant timelines, in order to appropriately manage the closure of the Consortium at the [***] prior notice period or the termination date, as applicable.

11.5.2 – Option to buy Tools and right of first refusal.

11.5.2.1 [***]
11.5.2.2 [***]
11.5.2.3 [***]
11.5.2.4. [***]

ARTICLE 12 – TRANSFER OF THE FACILITY AND TOOLS

12.1 Transfer of the Facility. [***].

12.2 Transfer of Tools. Without prejudice to Section 11.5.2 in case of termination or expiration of the Agreement, during the term of this Agreement neither Party shall be entitled to sell or otherwise transfer any of its Tools, unless not used by the other Participant, to any other third party, (i) without the previous written consent of the other Party, which shall not be unreasonably withheld or delayed, and (ii) in case of sale of any such Tools, shall first give the other Party a right of first refusal according to the provisions of Section 11.5.2.3 mutatis mutandis.

ARTICLE 13 – GENERAL PROVISIONS

13.1 Expenses. Except as otherwise specified herein or in the Operational and Accounting Procedures Manual, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Participant incurring such costs and expenses.

13.2 Notices.

All notices, requests and other communication under or in connection with this Agreement shall be made by a duly signed letter and such letter shall be delivered either by hand, by courier, by registered letter or by e-mail (with attached pdf-copy of the signed letter) to the recipients at the addresses set forth below:
If to ST, to:

STMicroelectronics S.r.l.
Via C. Olivetti 2
20864 Agrate Brianza, Italy
Attention: Legal Department
Email: [***]

If to TSIT, to:

Tower Semiconductor Italy S.r.l.
Via della Posta 7
20123 Milan, Italy
Email: [***]

13.3 Choice of Law; Consent to Jurisdiction.

a)	This Agreement shall be governed by and construed in accordance with the laws of Italy, without giving effect to choice of law principles.

b)
Any suit, action or proceeding brought by either Participant seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought in the Courts of Milan, Italy, and each of the Participants hereby consents and submits to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding which is brought in such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court.

13.4 Exclusion of Liability; Indemnification.  To the fullest extent permitted by applicable law, each Participant (“First Participant”) shall have no liability for any injury, illness, death incurred by the other Participant personnel and/or for any loss or damage to property, including the Tools, the Facility and the products, whether completed or in progress, of the other Participant arising out of or in connection with the Consortium activities performed by the First Participant, and the other Participant accordingly waives any related claims against the First Participant, whether in tort, in contract or otherwise and regardless of the First Participant’s negligence. Each Participant shall remain individually liable and responsible vis-à-vis any third party with respect to any obligation and liability arising from an alleged breach of a contract in effect between such third party and such Participant or in tort or otherwise, for damages that the third party incurs as a result of the operations of the Consortium, with no recourse to the other Participant.

13.5 Exclusion of Certain Damages. IN NO EVENT SHALL EITHER PARTICIPANT BE LIABLE TO THE OTHER PARTICIPANT FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL, RELIANCE OR CONSEQUENTIAL DAMAGES, LOSS OF BUSINESS, REVENUES OR PROFITS, ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, HOWEVER CAUSED AND WHETHER SUCH CLAIM IS GROUNDED IN TORT (INCLUDING NEGLIGENCE, PRODUCT LIABILITY AND STRICT LIABILITY), CONTRACT OR OTHERWISE.

13.6 Modification; Amendments. This Agreement may not be amended, modified, altered or changed in any respect whatsoever, except by written agreement duly executed by both Participants. This Agreement shall not be supplemented or modified by any course of dealing.

13.7 Assignment. Neither Participant shall assign, delegate or subcontract this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Participant, and any attempted assignment, delegation or subcontract without the other Participant’s consent shall be void and of no force.  This Agreement shall be binding upon and inure to the benefit of each Participant and its respective permitted successors and assigns. Such consent shall not be required for the transfer of the Agreement from ST to a third party or an Affiliate in connection with a transfer of the Facility in accordance with Section 12.1.

13.8 Survival of Provisions.  Any obligations and duties that by their nature extend beyond the expiration or earlier termination of this Agreement, including, without limitation, Sections 7.5, 8 (f) and 11.5 and Articles 9, 10 and 13, shall survive any such expiration or termination and remain in effect.

13.9 Severability. If it is determined by a court of competent jurisdiction as part of a final non-appealable ruling or government action, that any provision of this Agreement (or part thereof) is invalid, illegal, or otherwise unenforceable in any jurisdiction, such provision shall be enforced in such jurisdiction as nearly as possible in accordance with the stated intention of the Participants, while the remainder of this Agreement shall remain in full force and effect and bind the Participants according to its terms, and any such determination shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent any provision (or part thereof) cannot be enforced in accordance with the stated intentions of the Participants, such provision (or part thereof) shall be deemed not to be a part of this Agreement; provided in such event the Participants shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision that most nearly effects the Participants’ intent in entering into this Agreement.

13.10 Controlling Language. The English language shall be the controlling language of this Agreement and shall prevail in case of any inconsistency or contradiction in the interpretation of this Agreement. Without limiting the generality of the foregoing, any version of this Agreement in any language other than English, if any, shall not be legally binding on the Participants and shall have no bearing on the meaning or interpretation of any provisions of this Agreement.

13.11 Relationship of the Participants. Neither Participant is authorized to act as the agent of the other Participant, and neither Participant may in any way bind the other Participant to any contractual commitment.

13.12 No Third Party Beneficiaries. This Agreement shall inure solely to the benefit of the Participants and their permitted assigns. Nothing herein, expressed or implied, is intended to or shall be construed to confer upon or give to any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.13 No Implied Waivers. Any waiver of any kind of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing and shall not operate or be construed as a waiver of any subsequent breach.  No course of dealing between the Participants, nor any prior waiver, nor any delay or omission in exercising any right, power or remedy pursuant to a breach or default by a Participant shall impair any right, power or remedy that either Participant may have with respect to a future breach or default.

13.14 Agreement Negotiated by Participants. The Participants acknowledge this Agreement has been prepared after extensive discussions between the Participants and the opportunity for each Participant to review the Agreement with and obtain advice from their respective legal counsel. In construing this Agreement, the fact one Participant or the other may have drafted its various provisions shall not affect the interpretation of such provisions.

13.15 Personal data. The Participants shall mutually define the terms and conditions that shall apply to the processing of personal data, if any, as may be required by applicable privacy laws and regulations.

13.16 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any Participant may bind itself to this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Participants and transmitted pursuant to Section 13.2 and shall together be as valid and effectual as if executed as an original.

13.17 Entire agreement. This Agreement, together with all Exhibits hereto, contain the entire agreement and understanding of the Participants with respect to the subject matter hereof, and merge and supersede all prior or contemporaneous communications, representations, proposals, agreements and understandings (whether written, oral, or implied) between the Participants with respect thereto.

IN WITNESS WHEREOF, duly authorized representatives of the Participants have executed this Agreement the date herebelow.

STMicroelectronics S.r.l. ______________________________ Name: [***] Title: [***] Date: September 14, 2021	Tower Semiconductor Italy S.r.l. ______________________________ Name: [***] Title: [***] Date: September 14, 2021

Exhibit A: Definitions
Exhibit B: Operational and Accounting Procedures Manual
Exhibit C: Dedicated Assets and personnel
Exhibit D: timeline and ramp up schedule
Exhibit E: [***] process flow

EXHIBIT A – DEFINITIONS

Term	Definition
“ABC Laws”	Has the meaning set forth in Section 7.6.
“Affiliate”	With respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.
“Agreement”	Has the meaning set forth in the preamble of this Agreement.
“Board”	The managing board of the Consortium.
“business day”.	means a day that is not a Saturday, a Sunday or a statutory public holiday in Italy.
“Change of Control”	Has the meaning set forth in Section 11.2.
“Co-Chairman”	Means each Co-Chairman of the Board.
“Code”	Has the meaning set forth in Section 4.1.
“Common Tool(s)”	means process Tool(s) that are defined to be used by both Participants.
“Competitor”	Has the meaning set forth in Section 11.2.
“Confidential Information”	Has the meaning set forth in Section 10.1.
“Consortium”	Has the meaning set forth in Section 4.1.
“Control”
“Control” (including, with correlative meanings, the terms “controlling”, “controlled by” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Deadlock”	Has the meaning set forth in Section 6.2.
“Dedicated Costs”	direct substrate costs, masks, and dedicated personnel costs listed in Exhibit B and specific dedicated process Tools’ depreciation.
“Deputy Manager”	Has the meaning set forth in Section 6.6.
“Discussion Term”	Has the meaning set forth in Section 11.3.
“Effective Date”	Has the meaning set forth in Section 3.1.

“Facility”	Has the meaning set forth in the recitals and is better identified on the map attached hereto as Exhibit D.
“Financial Team”	Has the meaning set forth in Section 6.5.
“First Participant”	Has the meaning set forth in Section 13.4.
“First Refusal Right”	Has the meaning set forth in Section 11.5.2.3(a).
“Full Build Out/FBO”	Has the meaning set forth in Section 5.3.1.
“Half Build Out/HBO”	Has the meaning set forth in Section 5.3.1.
“Insolvent”	Has the meaning set forth in Section 11.2.
“Installation Completion Date”	Has the meaning set forth in Section 5.7.1.1.
“Intellectual Property Rights”
shall mean any industrial and intellectual property rights, registered or not, anywhere in the world, including but not limited to, the rights related to patents (including but not limited to all patents (directly or indirectly) claiming priority to such patents, from which such patents claim priority, or having common priority with such patents, inclusive of all continuations, divisions, continuation-in-parts, provisional, re-examinations, re-issues, utility, design, and the like), utility models, trademarks  and all goodwill associated therewith, designs, semiconductor topographies, mask works, plant varieties, indications of origin, inventions (whether patentable or not), know-how, technologies, drawings, technical information, trade secrets, confidential information, commercial signs, company names, copyrights, software (including the preparatory design material and any related documentation, any application and all related source code and object code), domain names, websites and databases, production methods, recipes, program, literary and artistic property rights, sui generis rights of the database producer and the related right of use; each of the foregoing including any and all rights of priority attached thereto and the right to sue and recover for past, present and future damages and seek injunctive relief.

“Jointly Created IP”	Has the meaning set forth in Section 9.4.
“Joint Inventions”	Has the meaning set forth in Section 9.4.
“Manager”	Has the meaning set forth in Section 6.6.

“Mask Level” or “ML”	Has the meaning set forth in Section 5.4.2.
“Members”	Has the meaning set forth in Section 6.1.
“Moves”	Means process steps in the manufacture and testing of wafers.
“Notified Participant”	Has the meaning set forth in Section 11.3.
“Operational and Accounting Procedures Manual”	Set forth in Exhibit B.
“Participants”	Has the meaning set forth in the preamble of this Agreement.
“Person”	Any individual, corporation partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a governmental entity.
“Planned Purchase Date”	Has the meaning set forth in Section 11.5.2.3(a).
“Proposed Purchaser”	Has the meaning set forth in Section 11.5.2.3.
“Purchase Offer”	Has the meaning set forth in Section 11.5.2.3(a).
“Ramp-Up Deadline”	Has the meaning set forth in Section 5.4.3.
“Reference Management”	The operations, corporate, planning and finance departments of the respective Participants.
“Representative”	Has the meaning set forth in Section 7.6.
“Response Period”	Has the meaning set forth in Section 11.5.2.3(a).
“Sale Conditions”	Has the meaning set forth in Section 11.5.2.3.
“Sale Notice”	Has the meaning set forth in Section 11.5.2.3.
“ST”	Has the meaning set forth in the preamble of this Agreement.
“ST Parent”	Has the meaning set forth in Section 6.3.
“Tie Vote”	Has the meaning set forth in Section 6.2.
“Tool(s)”	Tool(s) purchased and owned by a Participant.
“Transferred Tools”	Has the meaning set forth in Section 11.5.2.3.
“TSIT”	Has the meaning set forth in the preamble of this Agreement.
“TSIT Parent”	Has the meaning set forth in Section 6.3.
“Variable Cost(s)”	[***]

EXHIBIT B - OPERATIONAL AND ACCOUNTING PROCEDURES MANUAL

[***]

EXHIBIT C –CONSORTIUM ASSETS & PERSONNEL

[***]

EXHIBIT D

[***]

EXHIBIT E

[***]